SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the Registrant |X|
     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission
           Only (as permitted by Rule 14a-6(e)(2)


     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       THE WELLCARE MANAGEMENT GROUP, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    |X|  No fee required.

    [ ]  Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration number, or the form or schedule and the date of its filing.

                       THE WELLCARE MANAGEMENT GROUP, INC.
                        PARK WEST/HURLEY AVENUE EXTENSION
                            KINGSTON, NEW YORK 12401
                                 (914) 338-4110

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on June 8, 1998


To the Shareholders of
     THE WELLCARE MANAGEMENT GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of The WellCare Management Group, Inc. ("WellCare" or the "Company") will be held at the Company's corporate headquarters, Park West/Hurley Avenue Extension, Kingston, New York 12401, on Monday, June 8, 1998 at 10:00 a.m., local time, for the following purposes:

     1) To elect seven (7) Directors to serve until the 1999 Annual Meeting of Shareholders.

     2) To ratify the reappointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1998.

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the Company's Common Stock and Class A Common Stock at the close of business on April 23, 1998, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     The Company's 1997 Annual Report to Shareholders accompanies this Notice of Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ Joseph R. Papa
                                            -----------------------------------
                                            Joseph R. Papa
                                            Chief Executive Officer


Kingston, New York
May 4, 1998


SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                       THE WELLCARE MANAGEMENT GROUP, INC.
                        PARK WEST/HURLEY AVENUE EXTENSION
                            KINGSTON, NEW YORK 12401
                                 (914) 338-4110

                         ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on June 8, 1998

GENERAL

     This Proxy Statement is being furnished to holders of record of Common Stock and Class A Common Stock of The WellCare Management Group, Inc., a New York corporation ("WellCare" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Company's corporate headquarters, Park West/Hurley Avenue Extension, Kingston, New York 12401, on Monday, June 8, 1998 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. Only holders of record of Common Stock and Class A Common Stock at the close of business on April 23, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and enclosed proxy card are being mailed to the Company's shareholders on or about May 4, 1998.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, the shareholders will be asked to consider and vote upon the following proposals:

     1) To elect seven (7) Directors to serve until the 1999 Annual Meeting of Shareholders.

     2) To ratify the reappointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1998.

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING AT THE ANNUAL MEETING

     Each holder of record of Common Stock on the Record Date is entitled to one vote per share and each holder of record of Class A Common Stock on the Record Date is entitled to ten votes per share on each matter presented. On the Record Date, there were 5,295,367 shares of Common Stock issued and outstanding and 1,004,025 shares of Class A Common Stock issued and outstanding. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock at the Annual Meeting (3,149,697 shares of the 6,299,392 aggregate shares of Common Stock and Class A Common Stock outstanding) is necessary to constitute a quorum at the Annual Meeting.

     If a quorum is present of the total votes cast by the holders of Common Stock and Class A Common Stock voting as one class, who are present in person or by properly executed proxy, a plurality of such votes is required to elect the seven (7) Directors and the affirmative vote of a majority of such votesis required to ratify the reappointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1998.

     If the enclosed proxy card is properly executed and returned to the Company prior to the voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for (i) all seven (7) nominees, or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, the shares will be voted FOR all the proposals set forth in the Notice of Annual Meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will not be included in the totals.

     At any time prior to its exercise, a proxy may be revoked by the holder of the Class A Common Stock or Common Stock granting such proxy by delivering written notice of revocation or a duly executed proxy bearing a later date to the Chief Executive Officer of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person.

     Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----


Security Ownership of Certain Beneficial Owners and Management ............   4

Election of Directors .....................................................   5

Executive Compensation ....................................................   7

Repricing of Options ......................................................  10

Compensation Committee Report on Repricing of Options .....................  11

Compensation Committee Interlocks and Insider
  Participation in Compensation Decisions .................................  11

Report of Compensation Committee of Board of Directors
  on Executive Compensation ...............................................  11

Stock Performance Graph ...................................................  14

Certain Relationships and Related Transactions ............................  15

Indemnification of Officers and Directors .................................  17

Section 16 Proxy Statement Disclosure .....................................  17

Ratification of Reappointment of Independent Auditors .....................  17

Other Business ............................................................  18

Shareholder Proposals .....................................................  18

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the Record Date certain information with regard to the beneficial ownership of the Common Stock of the Company as of the date hereof by (i) each shareholder who is known by the Company to beneficially own in excess of five percent (5%) of the outstanding shares of Common Stock or Class A Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table on page 7 of this Proxy Statement, and (iv) all executive officers and directors as a group:

                                                                               Percent of Total
                                                                        -----------------------------
                                                                                             Percent
                                             Class A                    Class A              of Total
     Name                                    Common      Common(11)     Common    Common      Vote
     ----                                    ------      ----------     ------    ------     --------
Robert W. Morey, Jr.(1)(2)                   281,956        905,201     28.1%     16.4%      24.0%
Mark D. Dean, D.D.S. (3)(4) ..............   121,534        136,618     12.1       2.5        8.8
Joseph R. Papa ...........................     --           196,667      --        3.6        *
John E. Ott, M.D. (5) ....................     --            45,950      --        *          *
Howard B. Lorch (6) ......................     --            32,000      --        *          *
Mary Lee Campbell-Wisley .................     --            30,000      --        *          *
Jack Sizer, M.D. .........................     --            35,000      --        *          *
Charles E. Crew, Jr. .....................    43,752         51,594      4.4       *          3.2
Walter W. Grist ..........................     --             --         --        --         --
Lawrence C. Tucker(7)(8) .................     --         3,125,000      --       37.1       16.9
Edward A. Ullmann (9)(10) ................   400,000         11,045     39.8       *         26.1
The 1818 Fund II, L.P. (7)(8) ............     --         3,125,000      --       37.1       16.9
Brown Brothers Harriman & Co.(7)(8) ......     --         3.125.000      --       37.1       16.9
T. Michael Long (7)(8) ...................     --         3,125,000      --       37.1       16.9
All current executive officers and
 directors as a group(12 persons)
 (2)(4)(5)(6)(8)(10)(11) .................   447,242    4,558,168       44.5      50.9       47.6

------------------------------
* Less than 1%
(1)   Address is 55 Main Street, Tiburon, California 94920.
(2) Includes 2,000 shares of Common Stock owned by RWM Management Co. Defined Benefit Pension Plan for which Mr. Morey is trustee. Mr. Morey disclaims beneficial ownership.
(3)   Address is 62 Riverview, Port Ewen, New York 12466.
(4) Includes 68,059 shares of Class A Common Stock and 116,672 shares of Common Stock owned by Pine Street Dental Associates, P.C., a retirement plan in which Dr. Dean has a 48% interest, 4,862 shares of Class A Common Stock and 14,584 shares of Common Stock owned by Dr. Dean's wife, 4,862 shares of Common Stock owned by Dr. Dean's son, and 500 shares of Common Stock owned by Dr. Dean's trust. Dr. Dean disclaims beneficial ownership of the shares owned by his wife, son and trust.
(5) Includes 600 shares of Common Stock owned by Dr. Ott's family trust. Dr. Ott disclaims beneficial ownership.
(6) Includes 2,000 shares held by the estate of Mr. Lorch's father-in-law, the executor of which is Mr. Lorch's spouse and sister-in-law; beneficial ownership of such shares is disclaimed by Mr. Lorch.
(7)   Address is 59 Wall Street, New York, New York 10005.
(8) Consists of shares issuable upon conversion of the $20,000,000 8.0% Subordinated Convertible Note due December 31, 2002 (the "Note") of which $5,000,000 is convertible at $4.00 per share and $15,000,000 is convertible at $8.00 per share. The Noteholder has agreed to convert $5,000,000 of indebtedness into 1,250,000 shares, subject to regulatory approval. Brown Brothers Harriman & Co., ("BBH & Co."), a general partner of The 1818 Fund II, L.P. (the "Fund"), have designated Messrs. T. Michael Long and Lawrence C. Tucker, either individually or jointly, as the sole and exclusive partners of BBH & Co. having voting and investment power with respect to the Note, and the Common Stock issued upon conversion of the Note. By virtue of BBH & Co.'s relationship with the Fund, BBH & Co. may be deemed to beneficially own 3,125,000 shares of Common Stock. By virtue of the resolution adopted by BBH & Co. designating Messrs. Long and Tucker, either individually or jointly, as the sole and exclusive partners of BBH & Co. having voting and investment power with respect to the Note, and the Common Stock issuable upon conversion of the Notes, Messrs. Long and Tucker may each be deemed to beneficially own 3,125,000 shares of Common Stock. The numbers of shares listed does not include the dilutive effect (if any), due to options issued after December 31, 1997.
(9)   Address is P.O. Box 133, Miller Road, Mount Tremper, New York 12457.
(10) Includes 11,045 shares of Common Stock owned by a not-for-profit corporation of which Mr. Ullmann is President. Mr. Ullmann disclaims beneficial ownership of the shares owned by the not-for-profit corporation.
(11) Includes shares of Common Stock from stock options exercisable on or before June 23,1998, as follows:

                        NAME                          NUMBER OF SHARES
                        ----                          ----------------
                  Robert W. Morey, Jr.                      200,000
                  Joseph R. Papa                            196,667
                  Howard B. Lorch                            30,000
                  Jack Sizer, M.D.                           20,000
                  John E. Ott, M.D.                          45,250
                  Mary Lee Campbell-Wisley                   30,000
                  Thomas Curtin                               5,000
                                                            -------
                  All current executive officers
                    and directors as a group (12 persons)   526,917
                                                            =======

                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven (7) directors. Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the seven
(7) nominees named below.

     In the event any nominee should become unavailable for reelection for any presently unknown reason, it is intended that the proxies will be votes for such substitute nominee as may be designated by the present Board of Directors. If a quorum is present, a plurality vote of the total votes cast by the holders of the Common Stock and Class A Common Stock voting as one class, present in person or by properly executed proxy, is required to elect the seven (7) Directors.

     Each nominee's name, age, the year first elected or appointed as a director and position(s) with the Company are set forth below:


                                                    Year First
                                                      Served
Name                                    Age        as a Director           Position/Offices
----                                    ---        -------------           ---------------------
Robert W. Morey, Jr.(1) .............   61                1996             Director, Chairman
Joseph R. Papa (1) ..................   54                1997             Director, President,
                                                                             Chief Executive
                                                                             Officer and Chief
                                                                             Operating Officer
John E. Ott, M.D. ...................   61                1995             Director, Executive Vice President
Charles E. Crew, Jr.(2)(3) ..........   46                1987             Director
Mark D. Dean, D.D.S.(2)(3) ..........   57                1984             Director
Walter W. Grist (2) .................   57                1997             Director
Lawrence C. Tucker (1)(3) ...........   55                1996             Director

------------------------
(1) Member, Executive Committee
(2) Member, Audit Committee
(3) Member, Compensation Committee

     Messrs. Tucker and Grist have been designated to the Board by The 1818 Fund II, L.P. (the "Fund") pursuant to the Note Purchase Agreement, as amended, between the Company and the Fund. Pursuant to the Note Purchase Agreement, the Company also is required to use its reasonable efforts to appoint two (2) additional outside directors as Board members.

     Messrs. Morey and Ullmann have agreed to vote their shares for the election of Messrs. Tucker and Grist.

                            -------------------------

     ROBERT W. MOREY, JR., age 61, has been Chairman of the Board since April 30, 1996. He was also Chief Executive Officer from April 1996 until he resigned in August 1997. Since 1972, Mr. Morey has served as President and Chairman of RWM Management Company, Inc., a management firm founded by Mr. Morey which is engaged in, among other things, financial counseling and reinsurance underwriting of catastrophic health coverage for the managed care industry. Mr. Morey was engaged in corporate banking, investment banking and the institutional brokerage business from 1962 to 1972. Mr. Morey received a B.A. in Economics from Yale University in 1958 and an M.B.A. from Harvard Graduate School of Business in 1962.

     JOSEPH R. PAPA, age 54, has been Chief Executive Officer of the Company since August 1997, a director since June 1997, and also President and Chief Operating Officer since September 1996. From 1989 to 1996, Mr. Papa was President of Healthcare Resources International, Inc. a managed care consulting company he founded. From 1986 to 1989, Mr. Papa was President and Chief Operating Officer of Healthways, Inc., an individual practice association model health maintenance organization licensed in the State of New Jersey and then a wholly-owned subsidiary of Healthways Systems, Inc., a publicly-traded company that was sold to Aetna Life Insurance Company, a wholly-owned subsidiary of Aetna Life and Casualty Company. Mr. Papa earned his C.P.A. after receiving a B.S. in Accounting at St. Joseph's University in 1965.

     JOHN E. OTT, M.D., age 61, has been Executive Vice President of the Company since June 1996 and a director since October 1995. Dr. Ott is the former Chief Executive Officer of The George Washington University Health Plan, and from 1977 to 1996 was a Professor in Health Care Sciences, Health Services Management and Policy and Pediatrics at George Washington University, having retired in 1996 as Emeritus Professor. He is a board certified in Pediatrics and Medical Toxicology. Dr. Ott received his B.S. and M.D. degrees at the University of Pittsburgh, and completed a pediatric residency and fellowship in clinical genetics and biophysics at the University of Colorado Medical Center.

     CHARLES E. CREW, JR., age 46, has been a director of the Company since 1987. Mr. Crew has been employed with General Electric since 1977, where he has been Vice President of Commercial Operations for the Plastics Business since 1994.

     MARK D. DEAN, D.D.S., age 57, has been a director of the Company and Vice Chairman of the Board since 1984. Dr. Dean has been a dentist in private practice since 1966.

     WALTER W. GRIST, age 57, has been a Director of the Company since February 1997. For more than the past five years, Mr. Grist has been a Senior Manager of Brown Brothers Harriman & Co., a company engaged in providing financial advisory and merger and acquisition related services, which is the general partner of The 1818 Fund II, L.P., a New York limited partnership which is the holder of the 6% subordinated convertible note due December 31, 2002 in the principal amount of $20 million issued by the Company (See "Certain Relationships and Related Transactions"). Mr. Grist serves on the Board of Directors of Computerized Medical Systems, Inc., Steri-Oss, Inc. and VAALCO Energy, Inc. Mr. Grist graduated with a B.S. degree in Business Administration from New York University in 1965.

     LAWRENCE C. TUCKER, age 55, has been a director of the Company since January 1996. For more than the past 25 years, Mr. Tucker has been employed by Brown Brothers Harriman & Co., a company engaged in providing financial advisory and merger and acquisition related services, having served as general partner of that firm since 1979. Brown Brothers Harriman & Co. is the general partner of The 1818 Fund II, L.P., a New York limited partnership which is the holder of the 6% subordinated convertible note due December 31, 2002 in the principal amount of $20 million issued by the Company. (See "Certain Relationships and Related Transactions.") Mr. Tucker also serves as director of WorldCom, Inc., Riverwood Holding, Inc., National HealthCare Corporation and VAALCO Energy, Inc. Mr. Tucker received a B.S. degree in Engineering from Georgia Institute of Technology in 1964 and an M.B.A. from the Wharton School of the University of Pennsylvania in 1966.

MEETINGS AND COMMITTEES

     There were ten (10) meetings of the Board of Directors during 1997; and, with the exception of Mr. Crew who attended four, no director attended less than 75% of the total number of meetings of the Board of Directors or any committee of which such director is a member. In addition, the Board took action by Unanimous Written Consent on two (2) occasions in 1997.

     The Executive Committee is comprised of Messrs. Morey, Papa and Tucker. The Executive Committee has all of the powers of the Board not otherwise delegated to the Audit or Compensation Committees. There were no meetings of the Executive Committee in 1997.

     The Audit Committee, comprised of Messrs. Crew and Grist and Dr. Dean, meets with the Company's independent auditors to review the scope of their annual audit, the adequacy of the Company's system of internal controls, and the sufficiency of its financial reporting. There were four (4) meetings of the Audit Committee during 1997.

     The Compensation Committee, comprised of Messrs. Crew and Tucker and Dr. Dean, established the compensation program for the Chief Executive Officer, recommends to the Board of Directors, in consultation, with the Chief Executive Officer, a general compensation program for all officers and administers the Company's 1993 Incentive and Non-Incentive Stock Option Plan and the Company's 1996 Non-Incentive Executive Stock Option Plan. There were seven (7) meetings of the Compensation Committee during 1997. In addition, the Compensation Committee took action by Unanimous Written Consent on one (1) occasion during 1997.

     The Company does not have a standing nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation for 1997, 1996 and 1995 earned by(i) the Company's Chairman; and (ii) each of the four most highly compensated executive officers who were serving as an executive officer at the end of 1997, other than the Chairman, and whose compensation during 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                   Long-Term Compensation
                                                                              ------------------------------
                                              Annual Compensation                Awards
                                   ---------------------------------------    -----------
                                                              Other Annual    Common Stock        All Other
Name and                                       Salary         Compensation     Underlying       Compensation
Principal Position                 Year          ($)              ($)          Options (#)           ($)
------------------                 ----        -------        ------------    ------------      ------------
ROBERT W. MOREY, Jr.               1997          --                --           600,000(2)           --
Chairman (1)                       1996          --                --           600,000              --
                                   1995          --                --             --                 --

JOSEPH R. PAPA                     1997        $300,000                         230,000(4)        $5,457(5)
President, Chief                   1996          92,308             *           200,000              195(5)
  Executive Officer,               1995          --                 *             --                 --
  Chief Operating
  Officer and Director(3)

JOHN E. OTT, M.D.                  1997        $200,000             *             5,000            2,800(5)
Executive Vice                     1996         111,538        $11,500(6)        40,000              --
  President and                    1995          --                --             2,740              --
  Director

HOWARD B. LORCH (8)                1997        $139,538             *            45,000              440(5)
Vice President and                 1996          --                --             --                 --
  Chief Financial                  1995          --                --             --                 --
  Officer

JACK SIZER, M.D. (9)               1997        $218,750            --             2,500            1,795(5)
Chief Medical                      1996        $175,000            --            20,000              --
  Director                         1995          --                --             --                 --

MARY LEE CAMPBELL-                 1997        $129,942         13,000(7)        45,000              688(5)
WISLEY                             1996          --                --             --                 --
Executive Director                 1995          --                --             --                 --
  of WellCare of
  New York, Inc.

-----------------------------
* Represents less than 10% of annual salary.
(1)   Mr. Morey resigned as Chief Executive Officer effective August 14, 1997.
(2) Represents an amendment to the options previously awarded in 1996. No additional options were granted in 1997.
(3)   Mr. Papa became Chief Executive Officer effective August 14, 1997.
(4) Represents an amendment to the 200,000 options previously awarded in 1996 and the grant of a new option for 30,000 shares granted in September 1997, the exercise price of such 30,000 options were repriced in February 1998.
(5)   Represents group life insurance premium payment.
(6)   Represents the amount WellCare paid in 1996 for a condominium rental.
(7)   Represents $13,000 one time reimbursement for moving expenses.
(8)   Resigned on April 24, 1998.
(9)   Resigned on April 3, 1998.

     The following table sets forth certain information concerning options granted in 1997 to the individuals named in the Summary Compensation Table.

                              OPTION GRANTS IN 1997
                                Individual Grants

                                                                                         Potential
                                                                                       Realizable Value
                           Number of        % of Total                                  at Assumed Annual
                           Securities       Options         Exercise                    Rates of Stock Price
                           Underlying       Granted to      or Base                      Appreciation for
                           Options          Employees       Price        Expiration          Option Term
Name                       Granted (#)      in 1997         ($/Share)       Date           5%          10%
--------------------       -----------      -----------     ---------    ----------     -------     --------
ROBERT W. MOREY, JR. ....  450,000(1)(2)      46.2%         $ 4.00        23-Dec-01       (6)          (6)
                           150,000(1)(2)      15.4%         $ 6.25        23-Dec-01       (6)          (6)


JOSEPH R. PAPA ..........  200,000(1)         20.5%         $ 3.01        01-Sep-01       (6)          (6)
                            30,000(3)          3.1%         $15.00(4)     01-Sep-02       (6)          (6)

HOWARD B. LORCH .........   45,000(2)          4.6%          $8.00        24-Feb-02     $ 99,450    $219,600

JOHN E. OTT, M.D. .......    5,000(5)            *           $4.38        01-Jun-02        6,050      13,350

MARY LEE CAMPBELL- ......   45,000(2)          4.6%          $8.75        28-Jan-02      108,675     240,300
  WISLEY

JACK SIZER, M.D. ........    2,500(5)            *           $4.35        28-May-02        3,000       6,625

-----------------------------
(1)   Represents an amendment to options previously awarded in 1996.
(2) Exercisable at the cumulative annual rate of 33% of the total number of shares underlying the option commencing on the date of grant and become fully exercisable upon a change in control.
(3)   Fully exercisable on date of grant.
(4)   Exercise price was repriced to $4.51 per share in February 1998.
(5) One half of the aggregate number of underlying shares are exercisable commencing one year from the date of grant and the balance commencing two years from the date of grant. The options become fully exercisable upon a change in control or termination of employment without cause.
(6) The potential realizable value at assumed annual rates of stock price appreciation is less than the exercise price of the applicable option. Therefore, the options have no potential realizable value at the assumed annual rates of stock appreciation over the balance of the options term.

     No options were exercised in 1997 by the individuals named in the Summary Compensation Table. The following table sets forth the number of unexercised options held at December 31, 1997 by the individuals named in the Summary Compensation Table, none of which options were in-the-money at such date.

                       OPTION VALUES AT DECEMBER 31, 1997

                                             Number of Unexercised Options
                                                 at December 31,1997(#)
                    Name                    Exercisable(E)/Unexercisable (U)
             -------------------            -----------------------------------
             ROBERT W. MOREY, Jr.              200,000 (E)/400,000 (U)
             JOSEPH R. PAPA                    163,333 (E)/ 66,667 (U)
             HOWARD B. LORCH                    15,000 (E)/ 30,000 (U)
             JOHN E. OTT, M.D.                  22,740 (E)/ 25,000 (U)
             MARY LEE CAMPBELL-WISLEY           15,000 (E)/ 30,000 (U)
             JACK SIZER, M.D.                   10,000 (E)/ 12,500 (U)


EMPLOYMENT AGREEMENTS

     MR. PAPA is employed under a three-year agreement with the Company effective September 1, 1996, which provides for an annual base salary of $300,000. Additionally, under the agreement, the Company provides Mr. Papa with an automobile allowance in the amount of $550 per month, as well as makes available the use of an apartment leased by the Company. On September 6, 1996, Mr. Papa was granted five-year incentive options to purchase 29,628 shares of Common Stock of the Company at $10.125 per share and five-year non-incentive options to purchase 170,372 shares of Common Stock of the Company at $10.125 per share. In December 1997, the Company amended the exercise price on such options from $10.125 to $3.01 per share. Additionally, Mr. Papa received options to purchase 30,000 shares of the Company's Common Stock on September 1, 1997 at an exercise price of $15 per share. In February 1998, the Company amended the exercise price of such options to $4.51 per share and granted additional options for 100,000 shares at an exercise price of $5.02 per share.

     Under the agreement, in the event of termination of employment by the Company for any reason without cause, the Company shall pay Mr. Papa a lump sum payment in an amount equal to, if the date of termination is subsequent to August 31, 1997 but on or prior to August 31, 1998, one year's base salary and benefits; and if the termination is subsequent to August 31, 1998 but on or prior to August 31, 1999, one-half year's base salary and benefits.

     DR. OTT is employed under a five-year agreement with the Company effective June 1, 1996, which provides for an annual base salary of $200,000. Additionally, under the agreement, Dr. Ott is entitled to receive annually an incentive bonus equal to ten percent (10%) of the earnings before income taxes of the greater New York City division of WCNY, assuming general and administrative expenses of 15% of premium revenue. Dr. Ott has waived his 1996 bonus in view of the Company's financial condition. Due to the Company's inability to meet 1997 forecasted results, Dr. Ott is currently negotiating the waiver of his 1997 bonus. It is expected that Dr. Ott will also relinquish his 1997 bonus. Under the agreement, on June 1, 1996, Dr. Ott was granted non-incentive options to purchase 35,000 shares of the Company's Common Stock. Additionally, Dr. Ott is entitled to receive non-incentive options to purchase 5,000 shares of the Company's Common Stock on June 1st of each year during his term of employment at an exercise price equal to the fair market value on the date of grant.

     Under the agreement, in the event of termination of employment without cause, Dr. Ott is entitled to the greater of continued salary for one year or salary payable to him through the expiration date of the agreement. The agreement also provides for a one-time lump sum severance payment in the amount of the lesser of two years' salary or the salary payable to him through the expiration date of the agreement, as a result of a termination of employment by the Company without cause within ninety (90) days of a change in ownership of the Company.

     Dr. Ott and the Company are currently negotiating an amendment to this agreement.

     MS. CAMPBELL-WISLEY is employed under a three-year agreement with the Company effective January 29, 1997, which provides for an annual base salary of $145,000. Additionally, under the agreement, the Company provides Mrs. Campbell-Wisley with an automobile allowance of $550 per month. Under the agreement, on January 29, 1997, Mrs. Campbell-Wisley was granted five-year incentive options to purchase 34,285 shares of the Company's Common Stock at $8.75 per share and five-year non-incentive options to purchase 10,715 shares of the Company's Common Stock at an exercise price equal to $8.75.

     Under the agreement, in the event of termination of employment by the Company without cause, the Company shall pay Mrs. Campbell-Wisley a lump sum payment in an amount equal to, if the date of termination is within the period of January 29, 1998 through January 28, 1999, six months' base salary and benefits; and if the date of termination is within the period of January 29, 1999 through October 31, 1999, three months' base salary and benefits.

     DR. SIZER was employed under a five-year agreement with the Company effective May 29, 1996, which provided for an annual base salary of $175,000. This agreement was amended April 21, 1997 which provided for an increase in Dr. Sizer's annual base salary to $240,000. Additionally, under the agreement, Dr. Sizer was entitled to receive annually an incentive bonus equal to five percent (5%) of the earnings before income taxes of WellCare of Connecticut, Inc. as reflected on its annual income statement. In addition, under the amended agreement, the Company provided Dr. Sizer with an automobile allowance of $600 per month. Under the agreement, on May 29, 1996, Dr. Sizer was granted five-year non-incentive options to purchase 17,500 shares of Company's Common Stock at $12.875 per share and five-year non-incentive options to purchase 2,500 share of the Company's Common Stock on May 29th of each year during his term of employment, at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     Under the agreement, in the event of termination of employment by the Company without cause, the Company was required to pay Dr. Sizer a lump sum payment in an amount equal to the greater of six months' salary or the salary otherwise payable to him through the expiration date.

     In April 1998, Dr. Sizer entered into a severance agreement with the Company, under which he resigned as Chief Medical Officer and will receive $14,583 per month through May 31, 1999 (and no other compensation), subject to dollar-for-dollar reduction in the event Dr. Sizer obtains alternative employment.

COMPENSATION OF DIRECTORS

     During 1997, all directors who were not employees of the Company, received a fee of $500 for each meeting of the Board of Directors attended, plus reimbursement of their expenses, and an additional $500 for each meeting of the Audit Committee or Compensation Committee attended.

                              REPRICING OF OPTIONS

     In December 1997, the Compensation Committee approved the restructuring of compensation packages for Mr. Robert W. Morey, Chairman of the Board of WellCare, and Joseph R. Papa, the Company's President and Chief Executive Officer. The Committee considered, among other things, the renegotiation of competitive contracts with providers, the filing of competitive commercial premium rates to retain and attract new members, the restructuring of the Company's infrastructure, the reduction of the workforce to reflect industry norms and the reduction of general and administrative cost levels. Mr. Lawrence
C. Tucker, a general partner of Brown Brothers Harriman & Co. ("BBH"), a director of WellCare and a member of the Compensation Committee, did not participate in the Compensation Committees decisions in light of then concurrent negotiations to amend the $20 million subordinated convertible note held by The 1818 Fund II, L.P., the general partner of which is BBH.

     Mr. Morey's options to purchase an aggregate of 600,000 shares of Common Stock granted in December 1996 were amended to (i) change the exercise price of options to purchase 450,000 shares from $10,00 per share to $4.00 per share, and to change the exercise price of options to purchase 150,000 shares from $15.00 per share to $6.25 per share, (ii) eliminate any requirement that the market price of the Common Stock reach a target level before the options become exercisable, (iii) provide for the vesting of the options so that one-third are immediately exercisable, another one-third become exercisable December 19, 1998 and the remaining one-third become exercisable December 19, 1999, subject to the options becoming fully exercisable upon a change in control or Mr. Morey's death or disability.

     Mr. Papa's options to purchase 200,000 shares of Common Stock granted in September 1996 were amended to reduce the exercise price form $10.00 per share to $3.01 per share (being 121% of the greater of (i) $2.0625 per share (representing the closing sale price of the Common Stock on December 19, 1997, as reported by Nasdaq), and (ii) $2.48 per share, representing the average of the closing sale prices of the Common Stock during December 1997 and January
1998).

     The Compensation Committee also agreed that effective February, 1, 1998, the exercise price of Mr. Papa's options to purchase 30,000 shares at $15.00 per share granted in September 1997 would be reduced from $15.00 per share to $4.51 per share, representing the greater of (i) 150% of $3.01 per share (the new exercise price of the options to purchase 200,000 shares), or (ii) 121% of the $2.625 per share market price of the Common Stock on February 2, 1998.

     The Compensation Committee additionally agreed to grant to Mr. Papa, effective February 1, 1998, five-year options to purchase 100,000 shares at an exercise price equal to $5.02 per share, being the greater of (i) $3.01 per share (167% of the new exercise price of the options to purchase 200,000 shares), or (ii) 130% of the $2.625 per share market price of the Common Stock on February 2, 1998. Mr. Papa agreed to relinquish his right under his employment agreement to options to purchase 30,000 shares in September 1998 and September 1999.

     Janney Montgomery Scott Inc., an investment banking firm retained by the Company, rendered an opinion to WellCare that the terms of the proposed compensation packages granted to Messrs. Morey and Papa were fair from a financial point of view to the Company's shareholders.

                            10-YEAR OPTION REPRICING


                                        Number of
                                        Shares of    Market                            Length of
                                        Common       Price of                          Original
                                        Stock        Common     Exercise               Option Term
                                        Underlying   Stock at   Price at      New      Remaining
                                        Options      Time of    Time of     Exercise   at Date of
Name                         Date       Repriced     Repricing  Repricing    Price     Repricing
----                         -----      --------     ---------  ---------    -----     -----------
Robert W. Morey, Jr.         12/31/97    450,000      $2.00      $10.00       $4.00    4 years
Chairman                     12/19/97    150,000      $2.063     $15.00       $6.25    4 years

Joseph R. Papa               12/19/97    200,000      $2.063     $10.125      $3.01    3 3/4 years
President/CEO

                          COMPENSATION COMMITTEE REPORT
                             ON REPRICING OF OPTIONS

     The purpose of the repricing of the options to Messrs. Morey and Papa is to provide additional incentives to them to maximize shareholder value. Given that the original exercise prices of the options held by Messrs. Morey and Papa significantly exceeded current market price in December 1997, and in Mr. Morey's case, the need for the Common Stock to significantly increase for the options to become exercisable, the Compensation Committee concluded that those options had no value and provided no incentive to either Mr. Morey or Papa. Accordingly, the Compensation Committee approved the amendments to the outstanding options granted to Messrs. Morey and Papa in the manner described above, including but not limited to reducing the exercise price to prices at a premium to the market price of the Common Stock in December 1997, but in the Committee's view a price that could be achieved and in fact surpassed based upon management's efforts to date to turn WellCare towards profitability. The rationale for repricing the options at the greater of (x) a premium to current market price or (y) a premium to the market price of the Common Stock over the two-month period ended January 31, 1998, was based on the Committee's belief that the industry conditions in December 1997 together with year-end tax sell-offs had lowered the market price to a point where the Common Stock was undervalued. The rationale for different exercise prices applying to Mr. Morey's options to purchase 450,000 shares and
150,000 shares ($4.00 per share and $6.25 per share exercise prices, respectively) and for different exercise prices applying to Mr. Papa's options to purchase 200,000 shares and 30,000 shares ($3.01 per and $4.51 per share exercise prices, respectively) was to parallel to a significant degree the differential pricing utilized in the original pricing of such options.

     The modifications (including the repricing), in the Committee's view, would provide a new incentive to Messrs. Morey and Papa. In reaching its determinations, the Committee relied upon the opinion of Janney Montgomery Scott Inc., an investment banking firm retained by the Company, that the terms of the proposed compensation packages granted to Messrs. Morey and Papa were fair from a financial point of view to the Company's shareholders.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

                              Dated: April 22, 1998

                         Charles E. Crew, Jr., Chairman
                              Mark D. Dean, D.D.S.


                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Lawrence C. Tucker served on the Compensation Committee during 1997. Mr. Tucker is a general partner of Brown Brothers Harriman & Co., the general partner of The 1818 Fund II, L.P. the holder of a $20 million subordinated convertible note. (See "Certain Relationships and Related Transactions"). Mr. Tucker did not participate in the actions taken by the Compensation Committee relating to the repricing of options previously granted in 1997 and 1996 to Messrs. Morey and Papa or the grant of additional options to purchase 100,000 shares to Mr. Papa in February 1998. Mr. Tucker did not participate in light of the potential conflict of interest arising out of the concurrent negotiations to amend the Note, which negotiations were consummated in an amendment to the Note in January 1998.


             REPORT OF COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

     The following is provided to shareholders by members of the Compensation Committee of the Board of Directors:

INTRODUCTION

     Decisions on executive compensation are made by the Compensation Committee of the Board of Directors which is composed of three non-employee directors. All decisions by the Compensation Committee are reviewed by the full Board except for decisions with respect to the Company's stock based plans, which are made solely by the Compensation Committee.

     The Compensation Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Company's incentive plans, which include an annual incentive plan and a long-term performance plan.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy with respect to the Company's executive officers, including the Chief Executive Officer is designed to (i) maintain a compensation program that is equitable in a competitive marketplace,
(ii) provide compensation opportunities that integrate pay with the Company's annual and long-term performance goals which reinforce growth in shareholder value, (iii) recognize and reward individual initiative and achievements, and
(iv) allow the Company to attract, retain, and motivate qualified executives who are critical to the Company's success.

     The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee has utilized stock options in the compensation program for the executive officers with a goal of increasing stock ownership over time. The Committee considered, among other things, the renegotiation of competitive contracts with providers, the filing of competitive commercial premium rates to retain and attract new members, the restructuring of the Company's infrastructure, the reduction of the workforce to reflect industry norms and the reduction of general and administrative cost levels.

     The compensation policy of the Compensation Committee is that executive compensation for Mr. Morey should consist solely of incentive compensation. For all other executive officers, the compensation policy of the Compensation
Committee is that it should consist of base salary as well as incentive compensation.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program for Mr. Morey, who acted as Chief Executive Officer through August 14, 1997 and as Chairman throughout 1997, consists of the opportunity to earn stock based incentives which are intended to encourage the achievement of superior results over time and to align the Chairman's and shareholder interests. This element constitutes an "at risk" compensation and is designed to link the interests of the Chairman with those of the shareholders. This means that total compensation for Mr. Morey is variable and may fluctuate significantly from year to year depending on the market value of the Common Stock of the Company.

     The compensation of Mr. Morey consists of the opportunity to earn long term incentives through the granting of stock options.

     In December 1996, the Compensation Committee granted to Mr. Morey 600,000 performance-accelerated stock options as follows; 450,000 options to purchase Common Stock at $10 per share, exercisable at the earlier of November 23, 2001 or the stock attaining a fair market value price of $20 per share for thirty
(30) consecutive trading days; 150,000 options to purchase Common Stock at $15 per share, exercisable at the earlier of November 23, 2001 or the stock attaining a fair market value price of $25 per share for thirty (30) consecutive trading days. These options and the 1996 Non-Incentive Executive Stock Option Plan pursuant to which they were granted were approved by the shareholders at the 1997 Annual Meeting of Shareholders.

     In December 1997 the Compensation Committee, as discussed in its report on page 11 of this Proxy Statement, approved amendments to those options, which, among other things (i) change the exercise price of options to purchase 450,000 shares from $10,00 per share to $4.00 per share, and to change the exercise price of options to purchase 150,000 shares from $15.00 per share to $6.25 per share, (ii) eliminate any requirement that the market price of the Common Stock reach a target level before the options become exercisable, The Compensation Committee approved these amendments in order to provide incentives to Mr. Morey, given that the options as originally granted no longer had any value.

     The Company's executive compensation program for Mr. Papa, who acted as Chief Executive Officer since August 15, 1997 and as President and Chief Operating Officer throughout 1997 and for the other executive officers consists of two main components: (i) base salary, (ii) the opportunity to earn long term stock based incentives which are intended to encourage the achievement of superior results over time and to align executive officers' and shareholders' interest. The Company, in 1996, engaged an outside consulting firm to search, hire and negotiate the employment agreement of Mr. Papa. Such negotiations were arms length and were equitable in the competitive market place for other publicly traded companies. During 1997, in lieu of increasing Mr. Papa's cash renumeration, the Compensation Committee concluded that the repricing of Mr. Papa's options and the granting of additional options were better aligned with the Company's and shareholders' current and future interests. The new option price was established at a significant premium above the market price at that time.

                          OTHER EXECUTIVE COMPENSATION

     In 1996 and 1997 the Company negotiated and entered into employment agreements with its other executive officers.

BASE SALARIES

     In negotiating and fixing the base salaries of each of its executive officers, the Compensation Committee considered a number of important factors. The Committee focused on incentives directed towards returning the Company to profitability by first addressing the medical cost side of the business and then revenue generators. The Company engaged an outside consulting firm to search, hire and negotiate the employment agreement of Mr. Curtin. Such negotiations were arms length and were equitable in the competitive market place for other publicly-traded companies.

     The above factors were considered subjectively, together with the policy of the Committee, that, in general, executive officers of the Company should be compensated at competitive levels to attract, motivate and retain talented executives.

STOCK OPTIONS

     The Committee granted stock options to other senior executive generally having a term of five (5) years, at an exercise price equal to fair market value at the date of grant, and exercisable at an annual rate ranging from thirty-three percent (33%) to fifty percent (50%) per year commencing on the date of grant or one (1) year from the date of grant. Upon a change of control, all granted options become immediately exercisable.

BONUSES

     The Company's executive compensation program for certain executives also consists of potential annual cash bonuses based on a Company division or subsidiary meeting certain financial performance. Pursuant to individual employment agreements, certain executives are entitled to receive an amount ranging from 5% to 10% of the earnings before income taxes of a division or subsidiary of the Company for any given year; no such bonuses were paid in 1997. Additional bonuses may also be paid to such executives at the Board's discretion.

OTHER COMPENSATION PLANS

     Finally, the Committee has reviewed the provisions of Section 162(m) of the Code, which was enacted in 1993, relating to the $1 million deduction cap for executive salaries and believes that its compensation to its executive officer substantially complies with the exceptions to Section 162(m) limitations for deductions to the Company for compensation in excess of $1 million per year.

     The foregoing report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporated it by reference into such filing.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

                              Dated: April 22, 1998

                         Charles E. Crew, Jr., Chairman
                              Mark D. Dean, D.D.S.
                               Lawrence C. Tucker

                             STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return to the Company's (WELL) shareholders during the period from August 12, 1993 (the date of WellCare's initial public offering of Common Stock) through December 31, 1997, as well as an overall stock market index (the NASDAQ stock market (US) composite index), a peer group index used in prior years (SIC Code Index 80-Nasdaq Health Services Stock), and a new WELL's peer group index of publicly traded regional HMO companies comprised of Coventry Health Care, Inc., Health Power, Inc., Maxicare Health Plans, Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, Inc., Rightchoice Managed Care, Inc., Sierra Health Services, Inc., Trigon Healthcare, Inc., United American Health Care Corp., and United Wisconsin Services, Inc.

     The Company has included an additional peer group comparison (Regional HMO Index) to reflect its position relative to other publicly traded regional HMO's. The previously used peer group index includes the results of all health services company stocks, which include companies other than HMO's who do not insure health risks. The Company believes the publicly traded regional HMO stocks are more appropriate for the shareholder return comparison.

[Graph depicts cumulative total return among WELL, the NASDAQ (US) Composite Index and the SIC Code Index. Graph assumes $100 invested on August 12, 1993 and reinvestment of dividends through fiscal year ended December 31, 1997.]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the terms of the Note Purchase Agreement dated January 19, 1996, (the "Agreement") entered into between the Company and The 1818 Fund II, L.P., (the "Fund"), a private equity fund managed by Brown Brothers Harriman & Co. ("BBH & Co."), the Company issued a Note dated January 19, 1996, in the principal amount of $20,000,000 payable to the order of the Fund or its registered assignees. On February 28, 1997, the Fund and the Company amended the Agreement and the Note and on January 14, 1998, the Agreement and Note were further amended.

     Under the January 1998 amendment, subject to regulatory approval, the Fund will convert $5 million of indebtedness under the Note into 1,250,00 shares of Common Stock. The holder of the Note has the right to convert the $15,000,000 outstanding principal amount of the Note at a conversion price of $8 per share, subject to adjustment for certain dilutive events. Under the Note, the conversion price is subject to adjustment, inter alia, if the Company issues shares of its Common Stock or options, warrants or other rights to acquire shares of Common Stock of the Company at a price per share less than the current market price or, pursuant to the Amendment, the conversion price at the time.

     The remaining $15,000,000 of indebtedness under the Note is due on December 31, 2002 and interest accrues thereon at an interest rate of eight percent (8%) per annum, payable quarterly. The Note is subject to mandatory redemption at the option of the holder of the Note upon a Change of Control (as defined in the Note) of the Company. In addition, subject to certain conditions, the Note is subject to optional redemption at the option of the Company on or after January 19, 2000, the Note is subordinated to all senior indebtedness of the Company. The holder of the Note also has the right to require redemption of the Note following a Change of Control of the company at a redemption price equal to 150% of the outstanding principal amount of the Note together with all accrued and unpaid interest thereon. If a change of control occurs within 24 months of a redemption of the Note, the Company may also be required to pay the holder of the Note an amount equal to 30% of the principal amount of the redeemed Note.

     Pursuant to the terms of the Agreement, the Fund may designate two directors to the Board. The persons elected to the Board who are designated by the Fund are referred to herein as the "Fund Designees."

     The Company is required to use its reasonable efforts to appoint two (2) additional directors (the "Outside Directors") to be elected to the Board. Each such person shall (i) be neither an officer, director or employee of the Company or any subsidiary of the Company nor any affiliate of the Company, and (ii) have experience as a director of a public company or other relevant experience.

     At the next annual meeting and at each subsequent annual meeting of the shareholders of the Company at which the term of any Fund Designee or Outside Director shall expire, provided the Fund owns at least two percent (2%) of the Common Stock outstanding of the Company (after giving affect to the issuance of the shares, issuable upon conversion of the Note), the Fund has the contractual right to nominate such number of Fund Designees equal to the number of Fund Designees whose terms are expiring at such meeting and the Company shall use its reasonable efforts to nominate such number of persons that meet the criteria of Outside Directors equal to the number of Outside Directors whose terms are expiring at such meeting. The two (2) principal shareholders of the Company, Messrs. Morey and Ullmann have agreed to vote their shares of the Company in favor of the Fund Designees and the Outside Directors.

     Pursuant to the Agreement, the Fund may purchase shares of Common Stock of the Company (in addition to the shares, issuable upon conversion of the Note), provided that such purchases do not, in total, exceed Ten Million Dollars ($10,000,000). Finally, provided the Fund holds at least fifty percent (50%) of the shares issued or issuable upon conversion of the Note, the Fund, under certain conditions, may sell shares issuable upon conversion of the Note in certain private placements of Common Stock by the Company.

     Pursuant to the January 1998 amendment, if the Company's consolidated earnings before income taxes are positive for either the 1998 second or third quarter, the Company will have the right, exercisable after the filing of the Form 10-Q relating to such quarter, and prior to December 31, 1998, to purchase 50% of the aggregate outstanding principal amount and 50% of the conversion shares for an aggregate purchase price of $12 million plus all accrued and unpaid interest on the Note to the date of purchase.

     Pursuant to the terms of the Registration Rights Agreement dated January 19, 1996, between the Company and the Fund, as amended, the holder of the Note and the holder of the shares issued upon conversion of Note have been granted three (3) demand registration rights and unlimited incidental registration rights. The Company was also required, in 1997, to file with the Securities and Exchange Commission, an "evergreen" shelf registration statement with respect to the Note and any shares issued upon conversion of the Note.

     In connection with the February 1997 and January 1998 amendments, the Company has reimbursed the Fund $94,348 for fees and expenses incurred by the Fund in connection with the preparation, negotiation and execution of the Amendment and related matters.

     Effective July 1, 1996, the Company's subsidiary, WellCare of New York, Inc. ("WCNY"), entered into an Agreement with Bienestar, Inc. ("Bienestar"), an unconsolidated affiliate, whereby Bienestar provides consulting and educational services related to wellness and integrated health services. In 1996, the Company acquired 70% of Bienestar. On December 17, 1996, WellCare sold its interest in Bienestar to Mr. Ullmann, the Company's former Chief Executive Officer and President, for $84,000, which is payable to WellCare in three equal annual installments commencing November 8, 1997, with interest at the rate of 8% per annum. In November 1997, the Company decided not to renew the administrative services agreement. Fees paid to Bienestar under the Administrative Services Agreement in 1997 were approximately $587,735.

     In June 1995, the Company sold the assets of WellCare Medical Management, Inc. ("WCMM"), its then wholly-owned subsidiary, to a newly formed corporation for cash of $.6 million and a note receivable of $5.1 million (See Note 4 of "Notes to Consolidated Financial Statements"). The buyer ("Buyer") was newly formed to acquire WCMM and, as of March 1, 1997, approximately 11% of the Buyer's equity was directly or indirectly held by current or former directors, officers or employees of WellCare. The Buyer is in the business of managing medical practices and providing related consultative services. The Buyer has entered into agreements to manage the Alliances referred to in Notes 1a and 18a. In view of the Buyer's operating losses and advances to the Alliances, the Company had obtained from certain of the Buyer's equity holders personal guarantees of the original note and pledges of collateral to secure these guarantees. As of March 1, 1997, Dr. Dean, a director of the Company, guaranteed $1.0 million of the $5.1 million note receivable. Dr. Dean also owns (directly and indirectly) 4.3% of Buyer's equity. Other former officers or directors of the Company guaranteed an additional $2.35 million of the $5.1 million note receivable.

     In April 1997, the Company's Board of Directors agreed to release these guarantees and related collateral pledged by the guarantors to secure the guarantees in exchange for the Buyer's stock options that such guarantors originally received from the Buyer and a release from the guarantors for any potential claims against WellCare associated with the transactions. In view of the Buyer's financial condition and difficulties inherent in the collection of personal guarantees and realization of collateral, and the Buyer's default on the payments of the notes, the Company had fully reserved in 1995 the original $5.1 million note receivable, plus the $.7 million advanced in 1995. In 1996, the Company established an additional net reserve of $1.9 million for the $215,000 note, interest accrued on the notes, and advances receivable, net of the deferred gain of $144,000 on the original sale. In 1997, the Company established a reserve of $.8 million for 1997 accrued interest not paid by the Buyer and for advances made in 1997.

     In February 1997, the Buyer executed the promissory note for $2.1 million, bearing interest at the rate of prime plus 2% (10.5% at December 31, 1997), with repayment of the principal over 36 months, starting upon the occurrence of certain events explained below (no interest has been paid on this obligation). Subsequently, in February 1997, the Buyer entered into an Option Agreement with a potential investor (the "Investor"), whereby the Investor loaned the Buyer $4,000,000 and received an option to merge with the Buyer, exercisable through June 30, 1998. Concurrently, WellCare entered into an agreement with the Buyer whereby WellCare agreed to forbear on the collection of principal and interest on the note for $5.1 million, and on the collection of principal of the $2.1 million note, in exchange for the right to convert the $5.1 million note into 43% of the Common Stock of the Company resulting from the merger of the Investor and the Buyer. If the Investor merges with the Buyer, the $2.1 million note would be payable immediately, and the Company would have a 43% equity interest in the Company resulting from the merger of the Investor and the Buyer. At the earlier of the Buyer relinquishing its option to merge, (which would include expiration of the option), or March 14, 1999, the forbearance will be rescinded and the original payment terms of the $5.1 million note reinstated. The Buyer would be obligated to continue paying monthly interest on the $2.1 million note, with principal payments over a thirty-six month period to commence upon rescission of the forbearance. The Buyer has not made any of the interest payments due under the $2.1 million note. The notes are subordinated to the Investor's security interest.

     WCNY has agreements with Alliances to provide medical care to its members (See Notes 1a and 18a of "Notes to Consolidated Financial Statement"). In 1994, Mr. Ullmann had guaranteed in his individual capacity loans to two (2) entities which were predecessors to the Alliances (See Note 2a of "Notes to Consolidated Financial Statements" in the 1997 Annual Report to Shareholders accompanying this Proxy Statement). Each loan was in the amount of $2.7 million, and the proceeds were used to fund the aggregate payments of $4,712,000 referred to in
Note 2a of "Notes to Consolidated Financial Statements" in the 1997 Annual Report to Shareholders accompanying this Proxy Statement. Approximately $4,596,000 of these loans have been repaid as of December 31, 1997.

     The Company reinsures at negotiated arms length premium amounts the risk of its commercial, Medicaid and Medicare Risk members with affiliated companies of Allianz Life Insurance Company of North America and subsidiaries ("Allianz"). The Company received $1,250,000 from the Allianz in 1997 with respect to their previous contribution commitment to WellCare University. RWM Management Company, Inc., is a company wholly-owned by Mr. Robert Morey, the Company's Chairman of the Board. A significant portion of the revenues earned by RWM Management Company, Inc., is associated with a long-term business relationship between Mr. Morey and Allianz.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Through  December 31, 1997,  the Company has incurred legal fees for Edward
A. Ullmann and Marystephanie Corsones, the Company's former Chief Executive Officer and former Chief Financial Officer, respectively, an aggregate of $523,000 and $349,000, respectively, to indemnify such individuals for legal fees and expenses incurred in connection with their defense of the class action securities litigation in which the Company and such individuals are defendants. The litigation, which is described in the 1997 Annual Report to Shareholders which accompanies this Proxy Statement, is currently in the discovery stage.

                      SECTION 16 PROXY STATEMENT DISCLOSURE

     Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that officers, directors and holders of more than 10% of the Common Stock (collectively, the "Reporting Persons") file reports of their trading in the Company's equity securities with the Securities and Exchange Commission. Based upon a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, the company believes that the Reporting Persons complied with the applicable Section 16 filing requirements, except as follows: (i) Mr. Morey filed his Form 5, in which he reported the amendment to his options to purchase an aggregate of 600,000 shares, approximately 27 days late, (ii) Mr. Papa filed his Form 5, in which he reported the amendment to his options to purchase 200,000 shares, approximately 27 days late, (iii) Dr. Ott is currently filing his Form 5 for 1997 due February 14, 1998, in which he will be reporting the grant of 5,000 options in June 1997,
(iv) Dr. Sizer filed his Form 3 approximately one week late and is currently filing his Form 5 for 1997 due February 14, 1998, in which he will be reporting the grant of 2,500 options in June 1997, (v) Mr. Curtin filed his Form 3 approximately 3 days late, (vi) Dr. Dean filed a Form 4 for December 1997, in which he reported three separate sales of Common Stock, approximately 20 days late, (vi) Mr. Grist filed his Form 3 approximately 3 days late, and (vii) Mr. Ullmann made the following late filings: (a) a Form 4 for December 1997, in which he reported nine separate sales of Common Stock, approximately 30 days late; (b) a Form 4 for November 1997, in which he reported one sale of Common Stock, approximately 3 days late; (c) a Form 4 for October 1997, in which he reported eight separate sales of Common Stock, approximately 10 days late; (d) a Form 4 for March 1997, in which he reported one sale of Common Stock, approximately 11 days late.

              RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP currently serves as the Company's independent auditors. They have served in that capacity since 1992. On March 10, 1998 subject to ratification by the shareholders, the Company's Board of Directors appointed Deloitte & Touche LLP as independent auditors of the Company for 1998. The shareholders are asked to ratify this action of the Board. The affirmative vote of a majority of the total votes cast by the holders of Common Stock and Class A Common Stock present in person or represented by proxy at the Annual Meeting voting as one class is required to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1998. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1998. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to answer appropriate questions within such firm's field of expertise. Such representative will have the opportunity to make a statement if he/she desires to do so.

     The ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company is being submitted to the shareholders because the Board believes that such action follows sound corporate practice and is in the best interest of the shareholders. If the shareholders do not ratify the appointment by the requisite vote at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board. If the shareholders ratify the appointment, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such change would be in the best interest of the Company and its shareholders.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
                  "FOR" THE RATIFICATION OF THE APPOINTMENT OF
             DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1998.

                                 OTHER BUSINESS

     Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered for inclusion in the Company's proxy solicitation material for the next Annual Meeting of Shareholders must be received by the Company at its principal office by December 31, 1998.

Dated:   May 4, 1998

                                   PROXY CARD

                       THE WELLCARE MANAGEMENT GROUP, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints ROBERT W. MOREY, JR. and JOSEPH R. PAPA and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of The WellCare Management Group, Inc. (the "Company") on June 8, 1998, and any adjournments or postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     THIS PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED FOR THE MATTERS DESCRIBED IN PARAGRAPHS (1), (2) AND (3) UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE, IN WHICH CASE, IT WILL BE VOTED AS SPECIFIED.


                            (CONTINUED ON OTHER SIDE)

[X]      PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE.


                                FOR all nominees listed at   WITHHOLD AUTHORITY
                                right (except as marked to   to vote for seven
                                contrary below) seven (7)    (7) nominees
                                nominees listed at right.    listed at right.

                                [ ]                          [ ]

(1) TO ELECT SEVEN (7) DIRECTORS

                                 Nominees for Directors:
                                 CHARLES E. CREW, JR.
                                 MARK D. DEAN, D.D.S.
                                 WALTER W. GRIST
                                 ROBERT W. MOREY, JR.
                                 JOHN E. OTT, M.D.
                                 JOSEPH R. PAPA
                                 LAWRENCE C. TUCKER


To WITHHOLD AUTHORITY to vote for any individual nominee(s), print such nominee's name below:

-----------------------------------------------------------


                                            FOR     AGAINST      ABSTAIN
                                            [ ]       [ ]           [ ]


(2) To ratify the reappointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1998.

                                            FOR     AGAINST      ABSTAIN
                                            [ ]       [ ]           [ ]

(3) To transact such other business that may come before the Annual Meeting or any adjournment or postponement thereof.


SIGNATURE(S)                       DATE               PLEASE SIGN AND RETURN THE
            ----------------------      ----------    CARD PROMPTLY USING THE
NOTE: [Executors, Administrators, etc., should give   ENCLOSED ENVELOPE.
          full title.]